EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 20, 2022

Board of Directors

6D BYTES INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A  of our reports dated March 1, 2022, with respect to the balance sheets of 6D BYTES INC. as of October 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended October 31, 2021 and 2020, and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

May 20, 2022